Exhibit 99.1

AUTOBYTEL ANNOUNCES 1-FOR-5 REVERSE STOCK SPLIT

IRVINE, Calif., June 21, 2012 - Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources for the automotive industry, today announced that at the Company's Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's common stock, $0.001 par value per share, and authorized the Company's Board of Directors to determine the ratio and the effective date of the reverse stock split.  The reverse stock split proposal was approved by a vote of approximately 80% of the outstanding shares.

Following the annual meeting, the Board of Directors determined to fix the ratio for the reverse stock split at 1-for-5, with an expected effective date to be July 11, 2012 and trading on a post-reverse split-adjusted basis on the NASDAQ Capital Market to begin as of the opening of trading on July 12, 2012.

The common stock will continue to be reported on the Nasdaq Capital Market under the symbol "ABTL" (although Nasdaq will likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).  The common stock will have a new CUSIP number upon the reverse stock split becoming effective.

Upon the effectiveness of the reverse stock split, each 5 shares of the Company's issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share.  The reverse stock split will affect all issued and outstanding shares of the Company's common stock, as well as common stock underlying stock options, warrants and convertible notes outstanding immediately prior to the effectiveness of the reverse stock split.  The reverse stock split will reduce the number of outstanding shares of the Company's common stock currently outstanding from 44.3 million to approximately 8.9 million.  The number of authorized shares of the Company's common stock will not be affected by the reverse stock split.

No fractional shares will be issued in connection with the reverse split of the issued and outstanding common stock.  Stockholders who would otherwise hold a fractional share of the Company's common stock will receive a cash payment in lieu of such fractional share based on the average closing price of the common stock on the Nasdaq Capital Market for the five trading days prior to the effective date of the reverse stock split.

Stockholders with shares held in book-entry form or through a bank, broker or other nominee are not required to take any action and will see the impact of the reverse stock split reflected in their accounts after July 12, 2012.  Beneficial holders may contact their bank, broker or nominee for more information. Stockholders with shares held in certificate form are required to exchange their stock certificates for book-entry shares representing the shares of common stock resulting from the reverse stock split. Shortly after July 12, 2012, registered holders who hold stock in certificate form will receive a Letter of Transmittal and instructions for exchanging their certificates from the Company's exchange agent, Computershare Trust Company, N.A.

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Additional information about the reverse stock split can be found in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 27, 2012, a copy of which is available at www.sec.gov or at www.autobytel.com under the SEC Filings tab located on the Investor Relations page.

In addition to the reverse stock split proposal, the Company's stockholders also re-elected Mr. Mark Kaplan as a Class II Director by a vote of approximately 93% of the shares present and voting at the meeting and ratified the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for 2012 by a vote of approximately 91% of the shares present and voting at the meeting.

About Autobytel Inc.
Autobytel Inc., an online leader offering consumer purchase requests and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched its flagship website, autobytel.com, in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website, its network of automotive sites and respected online affiliates, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with some of the industry's most productive and cost-effective customer referral and marketing programs. Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing our online signup form at http://investor.autobytel.com/alerts.cfm

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts, including statements regarding the expected effective dates of the reverse stock split and post-split trading, are forward-looking statements under the federal securities laws.  These forward-looking statements by their nature address matters that are uncertain.  The actual timing may differ as a result of a variety of factors beyond the control of the company, including filing or other delays caused by third parties.  Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2011, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company's stock.  In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company's financial statement close which culminates with the filing of the company's Annual Report on Form 10-K for the current year.
Autobytel Inc. Investor Relations
PondelWilkinson Inc. Roger Pondel/Laurie Berman 310-279-5980 investor@pondel.com	CMC Group, Inc. Bradley Orr 303-887-4932 borr@cmc-group.us

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